As filed with the Securities and Exchange Commission on July 31, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CVR PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	56-2677689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479
(Address of principal executive offices) (Zip Code)

CVR Partners, LP 2025 Long-Term Incentive Plan
(Full title of the plan)

Melissa M. Buhrig
Executive Vice President, General Counsel & Secretary
CVR Energy, Inc.
2277 Plaza Drive, Suite 500, Sugar Land, Texas
(281) 207-3200
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Louis Rambo, Esq.
Proskauer Rose LLP
1001 Pennsylvania Avenue NW, Suite East 600
Washington, D.C. 20004
(202) 416-6800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑	Non-accelerated filer	☐
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTION
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by CVR Partners, LP, a Delaware limited partnership (the “Partnership” or the “Registrant”), to register 550,000 common units representing limited partner interests (the “Common Units”) of the Partnership, which may be issued to eligible employees, officers and consultants of the Partnership and its subsidiaries and parents and the directors of the general partner of the Partnership (“Eligible Individuals”) under the CVR Partners, LP 2025 Long-Term Incentive Plan (the “Plan”). The Plan was approved by the Partnership’s unitholders at the Partnership’s Special Meeting of Unitholders held on June 5, 2025.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to the Eligible Individuals as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents or designated portions thereof are incorporated herein by reference in this Registration Statement:
(a) The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025;
(b) The Partnership’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 29, 2025, and for the quarterly period ended June 30, 2025, filed with the SEC on July 31, 2025;
(c) The Partnership’s Current Report on Form 8-K filed on June 6, 2025; and
(d) The description of the Partnership’s Common Units contained in the registration statement on Form 8-A filed with the SEC on April 4, 2011, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or report filed with the SEC for the purpose of updating such description.
All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.
The Partnership hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
The Partnership is organized under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the limited partnership’s partnership agreement.
Subject to certain exceptions, the Second Amended and Restated Agreement of Limited Partnership, as amended, of the Partnership (the “Partnership Agreement”), provides that the Partnership, in most circumstances, will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership:
•the general partner of the Partnership;
•any departing general partner of the Partnership;
•any person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Partnership, any subsidiary of the Partnership, the Partnership’s general partner or any departing general partners;
•any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of the Partnership or any of the Partnership’s subsidiaries, the Partnership’s general partner, any departing general partner or any of their respective affiliates;
•any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to the Partnership or the Partnership’s subsidiary at the request of a general partner or any departing general partner;
•any person who controls or has previously controlled, directly or indirectly, the Partnership’s general partner; and

•any person designated by the Partnership’s general partner.
Notwithstanding the foregoing, the Partnership shall not indemnify any person if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful. Any indemnification under these provisions of the Partnership Agreement will only be out of the assets of the Partnership, it being agreed that the general partner of the Partnership shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. The Partnership Agreement provides further that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the indemnitee to repay such amount if it shall be determined that the indemnitee is not entitled to be indemnified as authorized in the Partnership Agreement.
In addition, the Partnership Agreement authorizes the Partnership to purchase and maintain (or to reimburse its general partner or its affiliates for the costs of) insurance against liabilities that may be asserted against, or expenses that may be incurred by, the Partnership’s general partner, its affiliates, any of the above indemnitees and such other persons as the Partnership’s general partner determines in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, whether or not the Partnership would have the power to indemnify such person against such liability under provisions described in the Partnership Agreement.
Each member of the Partnership’s general partner’s board of directors has also entered into a director indemnification agreement with the Partnership that provides for the indemnification of the director in certain circumstances.
The Partnership’s general partner, CVR GP, LLC (the “General Partner”) is a limited liability company organized under the laws of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Subject to certain exceptions, the General Partner’s Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) provides that the General Partner will indemnify the following persons, to the fullest extent permitted by law, from any and all losses, claims, damages, liabilities, joint or several expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the General Partner:
•the sole member of the General Partner;
•any person who is or was a director, officer, fiduciary or trustee of the General Partner, any subsidiary of the General Partner or the Partnership;
•any person who is or was a director, officer, fiduciary or trustee of any Group Member (as defined in the LLC Agreement); and
•any person who is or was serving at the request of the sole member of the General Partner as a director, officer, fiduciary or trustee, of another person, in each case, acting in such capacity.
Notwithstanding the foregoing, the General Partner shall not indemnify any person if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Any indemnification under these provisions of the LLC Agreement will only be out of the assets of the General Partner, it being agreed that the sole member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the General Partner to enable it to effectuate such indemnification.
The LLC Agreement provides further that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by General Partner prior to a determination that the indemnitee is not entitled to be indemnified upon receipt by General Partner of any undertaking by or on behalf of the indemnitee to repay such amount if it shall be determined that the indemnitee is not entitled to be indemnified as authorized in the LLC Agreement.
In addition, the LLC Agreement authorizes General Partner to purchase and maintain (or to reimburse its sole member or its affiliates for the costs of) insurance against liabilities that may be asserted against, or expenses that may be incurred by, General Partner’s directors, officers, the sole member , its affiliates, any of the above indemnitees and such other persons as General Partner’s sole member determines in connection with General Partner’s activities or such person’s activities on behalf of the General Partner, whether or not the General Partner would have the power to indemnify such person against such liability under provisions described in the LLC Agreement.
Item 7. Exemption From Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit Number	Description
4.1	Fourth Amended and Restated Limited Liability Company Agreement of CVR GP, LLC, dated November 8, 2024 (incorporated by reference to Exhibit 3.1 of the Form 10-K filed on February 29, 2025).
4.2
Composite copy of the Second Amended and Restated Agreement of Limited Partnership of CVR Partners, LP (as amended by Amendment No. 1 effective January 1, 2018) (incorporated by reference to Exhibit 3.2 of the Form 10-Q filed on April 26, 2018).

5.1*	Opinion of Proskauer Rose LLP.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	CVR Partners, LP 2025 Long-Term Incentive Plan, effective June 5, 2025 (incorporated by reference to Appendix A to the Partnership’s Proxy Statement filed on April 22, 2025).
107*	Filing Fee Table.

*  Filed herewith.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sugar Land, State of Texas, on the 31st day of July, 2025.
CVR PARTNERS, LP
By: CVR GP, LLC, its general partner
By: /s/ Mark A. Pytosh
Mark A. Pytosh
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Mark A. Pytosh and Dane J. Neumann, or any one of them, as the undersigned’s true and lawful attorneys- in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark A. Pytosh	Director, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2025
Mark A. Pytosh
/s/ Dane J. Neumann	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	July 31, 2025
Dane J. Neumann
/s/ Jeffrey D. Conaway	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	July 31, 2025
Jeffrey D. Conaway
/s/ Jordan Bleznick	Chairman of the Board of Directors	July 31, 2025
Jordan Bleznick
/s/ Donna R. Ecton	Director	July 31, 2025
Donna R. Ecton
/s/ David L. Lamp	Director and Executive Chairman (Principal Executive Officer)	July 31, 2025
David L. Lamp
/s/ Frank M. Muller, Jr.	Director	July 31, 2025
Frank M. Muller, Jr.
/s/ Peter K. Shea	Director	July 31, 2025
Peter K. Shea